UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934.


                   Commission File Numbers: 333-57325; 333-57325-01 through -03.


                               CHILES OFFSHORE LLC
                               -------------------
                                      with

                          CHILES OFFSHORE FINANCE CORP.
                          -----------------------------
                               CHILES COLUMBUS LLC
                               -------------------
                               CHILES MAGELLAN LLC
                               -------------------
           (Exact name of registrants as specified in their charters)


           11200 WESTHEIMER, SUITE 410, HOUSTON, TEXAS; (713) 339-3777
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)


                            10% SENIOR NOTES DUE 2008
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
       -------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        |_|                  Rule 12h-3(b)(1)(i)        |X|
Rule 12g-4(a)(1)(ii)       |_|                  Rule 12h-3(b)(1)(ii)       |_|
Rule 12g-4(a)(2)(i)        |_|                  Rule 12h-3(b)(2)(i)        |_|
Rule 12g-4(a)(2)(ii)       |_|                  Rule 12h-3(b)(2)(ii)       |_|
                                                Rule 15d-6                 |X|


Approximate number of holders of record as of the
certification or notice date:  5
                              ---

           Pursuant to the requirements of the Securities Exchange Act of 1934, Chiles Offshore LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 31, 2000              By: /s/ Dick H. Fagerstal
                                        ---------------------------------------
                                        Dick H. Fagerstal
                                        Senior Vice President and
                                         Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



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